Exhibit 99.1

National Holdings Corporation Reports Financial Results for the 2019 Fiscal Fourth Quarter and 2019 Fiscal Year

NEW YORK, NY, December 31, 2019 – National Holdings Corporation (NASDAQ: NHLD) (“National” or the “Company”), a leading full service independent brokerage, investment banking, trading and asset management firm providing diverse services including tax preparation, today announced its financial results for the 2019 fiscal year.

Financial Highlights:

■	Revenue of $57.4 million in Q4 2019, up $12.9 million, or 29%, from $44.5 million recognized in Q4 2018.

■	Net Income attributable to common shareholders of $0.8 million in Q4 2019, up $2.8 million, from ($2.0) million in Q4 2018.

■	Record revenue of $212.9 million in fiscal 2019, up $1.8 million, from $211.1 million recognized in fiscal 2018.

■	Investment banking continued to produce record results, generating $69.7 million of revenue in fiscal 2019, versus a then record of $57.2 million in fiscal 2018.

■	Investment advisory also contributed record results, with total revenue of $34.4 million in fiscal 2019 versus $21.5 million in fiscal 2018.

■	Net loss attributable to common shareholders of ($0.8) million in fiscal 2019 compared to a net loss attributable to common shareholders of ($11.5) million in fiscal 2018.

■	Record adjusted EBITDA increased to $12.4 million in fiscal 2019 from $12.2 million recorded in fiscal 2018.

■	Cash and cash equivalents of $41.0 million and no debt as of September 30, 2019 versus $33.6 million and no debt as of September 30, 2018.

■	Total stockholders’ equity of $51.6 million as of September 30, 2019, versus $46.9 million as of September 30, 2018.

Management Commentary

Michael Mullen, Chief Executive Officer of National stated “2019 was another record year for National as our revenue continued to reach record highs, and we continued to grow our assets under management, while keeping our balance sheet debt-free. We remain focused on the long-term success of National and believe our rebuilt enterprise risk management team and processes, as well as the addition of high caliber financial advisors, will help shepherd us toward our goals, while avoiding issues that have weighed negatively on our Company in years past. I am incredibly proud of the team we have built and have confidence in the future of our business and the value that will generate for our stakeholders.”

Mr. Mullen continued, “Supporting our long-term goals, I am pleased to announce we have successfully executed two liquidation events in our Private Shares business which produced positive returns for our investors while also supporting our revenue for the fiscal year-end. One of the liquidation events occurred in Q4 2019 and helped drive a strong close to our fiscal year. Additionally, we have also successfully recruited 30+ high quality financial advisors in the latter half of fiscal 2019, representing over $12 million in revenue and more than $1.9 billion in AUM. The magnitude and volume of talent interested in joining our team is a testament to the hard work and dedication of our leadership team to rebuilding/ transforming National. We believe this is just the beginning and we are confident we will continue to add quality financial advisors with significant contributory revenue and AUM in 2020. Lastly, we are pleased to announce that we expect the pending Winslow Evans and Crocker acquisition to close today, following which we will have approximately $15 billion in assets under management.”

Fiscal 2019 Summarized Financial Results

National reported fiscal 2019 revenue of $212.9 million, up 1% from the $211.1 million recorded in fiscal 2018. Increases in Investment Banking, Investment Advisory, Interest and Dividends, Transfer Fees and Clearing Services, and Tax Preparation and Accounting revenues were offset by a material decline in Commissions revenues. The decline in Commissions is attributable to various factors including the U.S. government shutdown early in 2019 fiscal year, the re-allocation of a portion of transactional revenues to our investment banking business, the targeted effort to re-allocate some client assets to investment advisory, and enhanced enterprise risk management policies and procedures. We are quite confident that our client centric and quality product approach to business is increasingly providing enhanced results.

Total expenses increased $2.4 million (1%) to $210.8 million from $208.4 million in the prior fiscal year. While our fixed salaries and benefits increased during the current fiscal year, the increase was disproportionally focused on revenue generating personnel as we increase recruiting and our geographic footprint. These expenses in addition to higher legal and arbitration expenses were partially offset by the continuing improvement in our variable cost of generating revenue.

The result of the revenue and expense increases was a net loss attributable to common shareholders for the year of ($819,000), versus a net loss attributable to common shareholders in the prior year of ($11,510,000), or ($316,000) adjusted for the change in the fair value of the Company’s warrant liability. Adjusted EBITDA (“AEBITDA”) increased to $12.4 million, from $12.2 million in fiscal 2018.

Revenue

As noted above, our revenue categories performed well and as expected in the current year, with growth in investment banking and investment advisory, offset by declines in commissions as previously noted.

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Commissions and related revenue were down 19% in fiscal 2019 to $95.0 million, from $117.2 million in the prior year period. This decline in transactional revenue is partially offset by the continuing increase in our investment banking and private shares business, and the re-allocation of a portion of our clients’ assets to our investment advisory business. Early fiscal 2019 Fed interest rate concerns and shutdown contributed to a slow first quarter in this fiscal year, adding to the overall year over year decline. Further, the continuing enhancements to our enterprise risk management team and associated policies and procedures has had an effect on commissions and related revenue. We expect that our continued focus on risk management will result in a lower portion of our business being generated in this revenue category, and a smaller percentage of our growth as we increase revenues in succeeding fiscal years.

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Investment banking produced record revenues of $69.7 million, up $12.5 million (22%) over the $57.2 million recorded in the prior fiscal year. We saw strength across the board in our traditional and private shares businesses, even though the early year federal government shutdown resulted in the loss of two deals in this fiscal year. Carried interest earned on the successful liquidation of two positions in our private shares business this year also contributed to these positive results.

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Revenue from investment advisory increased to $34.4 million, a 60% increase over the revenue recorded in the 2018 fiscal year. This category also produced record results as assets under management (AUM) attributable to investment advisory continue to grow; the positive impact from carried interest due to the liquidation of two positions in our private shares business contributed heavily in this category as well. We expect continuing growth in AUM in investment advisory due to the previously announced acquisition of Winslow, Evans and Crocker, as well as the addition of registered representatives acquired through enhanced recruiting that began earlier in fiscal 2019.

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Net dealer inventory revenue results produced a loss for the year totaling ($1.5) million versus gains of $3.3 million in fiscal 2018. As we have noted in previous releases, we have scaled back our trading business to concentrate on client facilitation and investment banking support; in addition however, this category was negatively impacted by an unrealized loss on carried interest shares held through our fiscal year end.

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Our tax preparation and accounting revenue increased to $8.8 million, up $1.0 million or 13% from fiscal 2018. We continue to invest in this business where appropriate in providing more holistic services to our clients, and to introduce new clients to all of the other financial services and products that we offer.

Expenses

Total expenses increased to $210.8 million in the current fiscal year, up $2.4 million, or 1%, over fiscal 2018. A mix of increases and decreases in certain expense categories contributed to these results.

Commissions, compensation and fees decreased $4.3 million as the Company’s variable cost of generating revenue across our various businesses declined year over year due to a favorable mix of business in the current year and focus on gross margin efficiency. Fixed employee compensation and benefits increased partially offsetting that decline due to the continuing amortization of restricted share unit compensation, which the Company grants to management and vests based on various factors including AEBITDA and market cap benchmarks, and due to the continuing focus on hiring revenue generating personnel when and where appropriate.

Communications expenses declined $0.4 million to $2.8 million as the Company’s cost optimization program continues to identify vendor efficiencies across our platform.

Occupancy expenses increased $0.5 million to $4.3 million, primarily due to the termination of a lease commitment associated with the restructuring of office space in our main Florida location.

Professional fees increased $3.0 million to $7.3 million, due to legal advice for several corporate matters that occurred in fiscal 2019, and legal work associated with continuing litigation and arbitration claims.

Other administrative expenses increased $3.2 million to $11.3 million, primarily due to legacy arbitration and litigation expense recorded in the current fiscal year.

Earnings

Income before income taxes totaled $2.2 million, versus a loss of ($8.3) million in fiscal 2018. The loss in fiscal 2018 was due to an $11.2 million change in the fair value of the Company’s warrant liability recorded in 2018.

The net loss attributable to common shareholders was ($0.8) million in fiscal 2019, compared to a loss of ($11.5) million recorded in fiscal 2018. As disclosed previously, the change in the fair value of the Company’s warrant liability drove the majority of the loss in fiscal 2018.

The net loss per share, both basic and fully diluted, was ($0.06) in the current fiscal year, versus the net loss per share, both basic and fully diluted, of ($0.92) in fiscal 2018.

Net income attributable to non-controlling interest in fiscal 2019 is due to National Asset Management Inc.’s (“NAM”) majority voting interest in Innovation X Management, LLC (“Innovation”), which together serve as the investment manager of an investment fund. Because NAM has the majority voting interest in Innovation, the results of operations of Innovation are included in the Company's consolidated financial statements, and the amount attributable to the other investor is recorded as a non-controlling interest. During fiscal 2019, Innovation recognized net carried interest earned from the investment fund of $6.7 million, of which $2.7 million was attributable to the non-controlling interest.

Adjusted EBITDA increased to $12.4 million in the current fiscal year, an increase of $0.2 million from the $12.2 million recorded in fiscal 2018.

Balance Sheet

As of September 30, 2019, National had $41.0 million of cash and cash equivalents, versus $33.6 million as of September 30, 2018. Total Stockholders’ Equity increased to $51.6 million versus $46.9 million as of September 30, 2018. The Company's balance sheet remains debt free.

Non-GAAP Measures

The Non-GAAP measures shown in this release exclude various items detailed further below.

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National defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, stock-based compensation, the change in the fair value of the Company’s warrant liability, forgivable loan amortization, unrealized gains/losses on the firm’s warrant portfolio, real estate restructuring costs, business acquisition related costs, legal and arbitration costs associated with pre-fiscal 2017 lawsuits not covered by insurance and gain on disposal of National Tax branches.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the Company's operating results.

About National Holdings Corporation

National Holdings Corporation (NHLD) is a full-service investment banking and asset management firm that, through its affiliates, provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading, equity research, financial planning, market making, tax preparation, insurance, to corporations, institutions, high net-worth and retail investors. With over 900 advisors, registered reps, traders, sales associates and corporate staff, National Holdings operates through various subsidiaries including National Securities Corporation, National Asset Management, Inc., National Insurance Corporation, National Tax and Financial Services, Inc. (formerly Gilman Ciocia, Inc.) and GC Capital Corporation. Formed as a holding company in 1999, National Holdings’ largest subsidiary National Securities Corporation has been in business since 1947. National Holdings is headquartered in New York and Florida. For more information, visit www.yournational.com.

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth and strategies, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including investor confidence may weaken, negatively affecting brokerage services revenue, investment banking revenue may be negatively affected if market conditions worsen, the value of our carried interest may decline prior to being recognized and other risks described from time to time in National’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

CONTACT:

Investor Relations:

Email: ir@yournational.com

Telephone: +1 212 554 4351

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2019	2018
ASSETS
Cash	$30,443,000	$27,920,000
Restricted cash	960,000	1,353,000
Cash deposits with clearing organizations	436,000	336,000
Securities owned, at fair value	12,481,000	7,786,000
Receivables from broker dealers and clearing organizations	3,490,000	3,967,000
Forgivable loans receivable	1,834,000	1,567,000
Other receivables, net	5,672,000	4,265,000
Prepaid expenses	3,639,000	4,065,000
Fixed assets, net	5,067,000	2,671,000
Intangible assets, net	5,441,000	4,730,000
Goodwill	5,153,000	5,153,000
Deferred tax asset, net	4,560,000	4,192,000
Other assets	2,031,000	444,000
Total Assets	$81,207,000	$68,449,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued commissions and payroll payable	18,590,000	12,862,000
Accounts payable and other accrued expenses	10,263,000	8,019,000
Deferred clearing and marketing credits	367,000	576,000
Other	388,000	57,000
Total Liabilities	29,608,000	21,514,000

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	—	—
Common stock $0.02 par value, authorized 75,000,000 shares at September 30, 2019 and 2018; 13,158,441 shares issued and outstanding at September 30, 2019 and 12,541,890 shares issued and outstanding at September 30, 2018	263,000	250,000
Additional paid-in-capital	90,354,000	86,510,000
Accumulated deficit	(40,779,000)	(39,825,000)

Total National Holdings Corporation Stockholders’ Equity	49,838,000	46,935,000

Non-controlling interest	1,761,000	—
Total Stockholders’ Equity	51,599,000	46,935,000

Total Liabilities and Stockholders’ Equity	$81,207,000	$68,449,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2019	2018	2017

Revenues
Commissions	$86,929,000	$109,984,000	$96,807,000
Net dealer inventory (losses) gains	(1,466,000)	3,329,000	15,108,000
Investment banking	69,656,000	57,201,000	44,385,000
Investment advisory	34,400,000	21,483,000	14,738,000
Interest and dividends	5,822,000	3,233,000	2,764,000
Transfer fees and clearing services	8,092,000	7,200,000	7,393,000
Tax preparation and accounting	8,807,000	7,772,000	7,439,000
Other	701,000	913,000	1,236,000
Total Revenues	212,941,000	211,115,000	189,870,000

Operating Expenses
Commissions, compensation and fees	177,824,000	182,127,000	155,187,000
Clearing fees	2,437,000	2,400,000	2,343,000
Communications	2,816,000	3,260,000	2,767,000
Occupancy	4,301,000	3,755,000	4,286,000
Licenses and registration	2,960,000	2,735,000	1,726,000
Professional fees	7,306,000	4,306,000	4,531,000
Interest	32,000	97,000	14,000
Depreciation and amortization	1,832,000	1,551,000	1,229,000
Other administrative expenses	11,333,000	8,165,000	9,819,000
Total Operating Expenses	210,841,000	208,396,000	181,902,000
Income before Other Income (Expense) and Income Taxes	2,100,000	2,719,000	7,968,000

Other Income (Expense)
Gain on disposal of Gilman branches	—	57,000	137,000
Change in fair value of warrants	—	(11,194,000)	8,458,000
Other income	60,000	96,000	16,000
Total Other Income (Expense)	60,000	(11,041,000)	8,611,000
Income (Loss) before Income Taxes	2,160,000	(8,322,000)	16,579,000

Income tax expense	319,000	3,188,000	4,051,000
Net Income (Loss)	$1,841,000	$(11,510,000)	$12,528,000

Net income attributable to non-controlling interest	(2,660,000)	—	—
Net income (loss) attributable to National Holdings Corporation common shareholders	$(819,000)	$(11,510,000)	$12,528,000

Net income (loss) per share attributable to National Holdings Corporation common shareholders - Basic	$(0.06)	$(0.92)	$1.01
Net income (loss) per share attributable to National Holdings Corporation common shareholders - Diluted	$(0.06)	$(0.92)	$1.00

Weighted average number of shares outstanding - Basic	12,821,581	12,474,753	12,437,916
Weighted average number of shares outstanding - Diluted	12,821,581	12,474,753	12,472,541

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP* ADJUSTED EBITDA

	Fiscal Year Ended
	2019	2018

Net (loss) income attributable to common shareholders, as reported	$(819,000)	$(11,510,000)
Interest expense	32,000	97,000
Income taxes	319,000	3,188,000
Depreciation and amortization	1,832,000	1,551,000
EBITDA	1,364,000	(6,674,000)
Non-cash compensation expense	4,282,000	2,913,000
Change in fair value of warrant liability	—	11,194,000
Forgivable loan amortization	680,000	630,000
Unrealized (gain) loss on the firm’s warrant portfolio	2,820,000	2,865,000
Real estate restructuring costs	315,000	—
Business acquisition related costs	168,000	—
Legal and arbitration costs associated with pre-fiscal 2017 lawsuits not covered by insurance	2,766,000	1,357,000
Gain on disposal of National Tax branches	—	(57,000)
EBITDA, as adjusted	$12,395,000	$12,228,000

* National defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, stock-based compensation, the change in the fair value of the Company’s warrant liability, forgivable loan amortization, unrealized gains/losses on the firm’s warrant portfolio, real estate restructuring costs, business acquisition related costs, legal and arbitration costs associated with pre-fiscal 2017 lawsuits not covered by insurance and gain on disposal of National Tax branches.